Exhibit 99.1

NEWS BULLETIN
FROM:
	RE:	Crdentia Corp. 14114 Dallas Parkway, Suite 600 Dallas, TX 75254 OTCBB: CRDE

For Further Information:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
James D. Durham	Lasse Glassen
Chairman and CEO	310-854-8313
972-850-0780	lglassen@financialrelationsboard.com

FOR IMMEDIATE RELEASE

April 5, 2006

CRDENTIA SUBSTANTIALLY ENHANCES CAPITAL STRUCTURE WITH ELIMINATION OF PREFERRED STOCK OUTSTANDING AND 10-FOR-1 REVERSE STOCK SPLIT

Common Stock will trade under symbol CRDT.OB

Company eliminates all issued and outstanding preferred stock and warrants to purchase preferred stock

Company effects reverse stock split previously approved by

Shareholders

DALLAS – April 5, 2006 – Crdentia Corp. (OTCBB: CRDT.OB), a leading U.S. provider of healthcare staffing services, today announced that an independent Special Committee of the Board of Directors has evaluated and approved the exchange of the Company’s outstanding Series C Preferred Stock, along with the exchange of Warrants to purchase Series C Preferred Stock and Warrants to purchase Series B-1 Preferred Stock (together, the “Warrants”) for shares of the Company’s Common Stock. All holders of the Preferred Stock and Warrants have reviewed and accepted the exchange offer.

Pursuant to the exchange offer, holders of Series C Preferred Stock will receive 500 shares of Common Stock for each share of Series C Preferred Stock. In addition, holders of the Warrants will receive 85 shares of Common Stock for each Warrant.

Simultaneously with the exchange offer, the Company has effected a 10-for-1 reverse split of the Company’s Common Stock. The Company’s Common Stock will now trade under the symbol CRDT.OB effective immediately. The Company’s stockholders approved the reverse split at the Annual Meeting of Stockholders held on November 8, 2005 and the Company’s Board of Directors approved the reverse Split on March 1, 2006, subject to the timing and completion of the exchange offer. Subsequent to the exchange offer and reverse split, there are approximately 14.0 million shares of Common Stock outstanding and there are no shares of Preferred

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Stock outstanding and no Warrants to purchase Preferred Stock outstanding, eliminating liquidation preferences and dividends associated with the Preferred Stock and Warrants.

Commenting on today’s announcement, James D. Durham, Chairman and CEO of Crdentia, said, “I believe the exchange offer and reverse stock split are in the best long-term interests of the Company and its stockholders for several important reasons. First, the exchange offer eliminates substantial liquidation preferences that previously accrued to holders of the Series C Preferred Stock and provides immediate value to holders of Crdentia Common Stock by virtue of this elimination. In addition, the exchange offer simplifies the Company’s capital structure, making our Common Stock significantly more appealing to new investors and potentially for use in any future acquisitions. And finally, both the exchange offer and reverse split improve Crdentia’s ability to list its Common Stock on a national market exchange such as Nasdaq, thus potentially providing better liquidity for the Company’s stockholders. We intend to promptly begin applying for such a listing.”

The Company has agreed to register the shares of Common Stock on a suitable form and substantially in compliance with the existing Registration Rights Agreement covering the Series Preferred C Stock and Series C Warrants within 60 days of completion of the exchange offer.

About Crdentia Corp.

 Crdentia Corp. is one of the nation’s leading providers of healthcare staffing services. Crdentia seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing shortage issue. There are many small, private companies that are addressing the rapidly expanding needs of the healthcare industry. Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand. By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, and expanded distribution that, in turn, drive internal growth. For more information, visit www.crdentia.com.

Forward Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team, members of which have other business interests; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company’s common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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